Exhibit 99.1

InfuSystem Holdings, Inc.
31700 Research Park Drive
Madison Heights, MI 48071
248-291-1210
CONTACT:	Joe Dorame, Joe Diaz & Robert Blum
Lytham Partners, LLC
602-889-9700

InfuSystem Holdings, Inc. Reports THIRD QUARTER 2018 Financial REsults

“Steady Growth and Near Doubling of Year-to-Date Cash Flow to $8.1 million;

Reaffirm 2018 AEBITDA Target of $14 million”

MADISON HEIGHTS, MICHIGAN, November 13, 2018—InfuSystem Holdings, Inc. (NYSE American LLC: INFU) (“InfuSystem” or the “Company”), a leading national provider of infusion pumps and related services for the healthcare industry in the United States and Canada, today reported financial results for the third quarter ended September 30, 2018.

Third Quarter and Year-to-Date Highlights:

●	Cash flows provided by operating activities were $8.1 million year-to-date, up $4.0 million or 97% from the same period of 2017.
●

Net revenues for the three and nine months ended September 30, 2018 were $16.7 million and $49.6 million, respectively, a decrease of $0.9 million, or 5%, and $2.6 million, or 5%, respectively, from the same prior year periods. Absent the implementation of ASC 606, net revenues for the three and nine months ended September 30, 2018 would have been $18.1 million and $54.4 million, respectively, an increase of $0.6 million, or 3%, and $2.2 million, or 4%, respectively, from the same prior year periods.

●

Adjusted earnings before interest, taxes, depreciation and amortization (“AEBITDA”) for the three and nine months ended September 30, 2018 was $3.3 million and $10.0 million, respectively, a $0.6 million, or 15%, decrease and $1.7 million, or 20%, increase, respectively, from the same prior year periods.

●

Net loss for the three and nine months ended September 30, 2018 was $0.5 million, or $0.03 per share, and $0.8 million, or $0.04 per share, respectively, compared to a net loss of $0.1 million, or $0.01 per share, and $2.7 million, or $0.12 per share, in the same prior year periods, respectively.

Commenting on the third quarter, Richard DiIorio, Chief Executive Officer of InfuSystem, said, “InfuSystem continued its solid 2018 year-to-date performance during the third quarter.  We are making strong progress and gaining traction on our strategic initiatives that we believe will lead to significant oncology market share gains in 2019.  This includes the introduction during the third quarter of InfuSystem Mobile, a “first of its kind” mobile application to enhance safety and communication.  Also setting us up strong for 2019 is our continuing success in winning new business for InfuBLOCK, our highly effective alternative to opioid pain management.”

“As was the case in the second quarter, the year-over-year comparisons are difficult and can obscure the progress we believe InfuSystem is making in improving its operations and future prospects. In addition to the revenue reporting changes required by ASC 606, the sharp adjustments to our business that began in 2017 and continue in 2018, have resulted in some choppy quarterly financial reports. The underlying direction, however, is very positive with evidence of this reflected in the company’s steady growth, our much stronger operating cash flow, and in our confidence that we will achieve substantially improved 2018 year-end adjusted EBITDA results.”

Mr. DiIorio continued, “InfuSystem’s board of directors and management team are focused on strategies that will deliver substantial long-term value creation for shareholders while ensuring superior care and service to our customers. In the recently completed third quarter, we were successful in eliminating a long-running distraction to our business plan, when we won a contested proxy fight and then used our strong cash flow and improved banking relationship to execute a significant repurchase of outstanding shares. With the company’s much improved financial condition, we have been able to both invest in future growth opportunities and execute year-to-date stock repurchases totaling $10.3 million, approximately 14% of our outstanding shares.”

Implementation of ASC 606:

Effective January 1, 2018, InfuSystem adopted, on a modified retrospective approach, Accounting Standards Codification Topic 606: Revenue from Contracts with Customers (“ASC 606”). The effect of this change is to remove from reported revenue, for periods beginning on the effective date, the amount the Company recorded as a provision for doubtful accounts (“Bad Debt”) during such period. The adoption on a modified retrospective approach means that the Company will not restate its financials for the periods prior to the adoption of ASC 606.

The adoption of ASC 606 resulted in a reclassification of $1.5 million and $4.8 million for the three and nine months ended September 30, 2018, respectively. These amounts, which previously would have been reported as Bad Debt on the Company’s income statement, are instead reflected as reductions in reported net revenues - rentals.

Results for the Three and Nine Months Ended September 30, 2018

Gregory Schulte, Chief Financial Officer, said, “Our continuing success in better managing our pump fleet, improving collections from our third-party payors, and generally improving our operating efficiencies and expenses can be seen in InfuSystem’s significantly improved cash flows and our much-strengthened banking relationship.”

Cash flows provided by operating activities for the nine months ended September 30, 2018 were $8.1 million, a 97% increase compared with cash flows provided by operating activities for the nine months ended September 30, 2017 of $4.1 million. The Company has utilized this year-to-date increase in operating cash to increase its net investment in medical equipment and property by $2.7 million and reduce its net outflows for financing activities by $1.7 million, despite financing $1.7 million of stock repurchases through internal cash flows.

Net revenues for the third quarter of 2018 were $16.7 million, a $0.9 million decrease, or 5%, compared to $17.6 million for the third quarter of 2017. Absent the aforementioned implementation of ASC 606, total net revenues would have been $18.1 million, a $0.6 million increase, or 3%, compared to the same prior year period. In addition, net revenues - rentals, absent the implementation of ASC 606, would have been $15.2 million, a decrease of $0.1 million, or 1%, compared to the same prior year period and net revenues from product sales were $2.9 million, an increase of $0.6 million, or 28%, compared to the same period of 2017.

Net revenues for the nine months ended September 30, 2018 were $49.6 million, a $2.6 million decrease, or 5%, compared to $52.2 million for the nine months ended September 30, 2018. Absent the implementation of ASC 606, total net revenues would have been $54.4 million, a $2.2 million increase, or 4%, compared to the same prior year period. In addition, net revenues - rentals, absent the implementation of ASC 606, would have been $47.1 million, an increase of $1.8 million, or 4%, compared to the same prior year period and net revenues from product sales were $7.3 million, an increase of $0.4 million, or 5%, compared to the same period of 2017.

The net loss for the three and nine months ended September 30, 2018 was $0.5 million, or $0.03 per share, and $0.8 million, or $0.04 per share, respectively, compared to a net loss of $0.1 million, or $0.01 per share, and $2.7 million, or $0.12 per share, in the same prior year periods, respectively. AEBITDA was $3.3 million and $10.0 million for the three and nine month ended September 30, 2018, respectively, a $0.6 million, or 15%, decrease and $1.7 million, or 20%, increase, respectively, compared to the same prior year periods. The quarterly net income decrease was primarily driven by increased Bad Debt and cost of revenues due to decreased margins on selective disposable supplies and increased labor servicing expenses on pump demand, decreased amortization of fully amortized intangible assets, and net increased selling, general and administrative expenses primarily due to increases in stock compensation expense, incentive bonus accrual and increased costs related to the annual shareholder meeting. These decreases to net income were partially offset by increased net revenues and decreased income tax provision.

The year-to-date net income increase was primarily driven by increased net revenues and decreased amortization of fully amortized intangible assets and selling and marketing expenses, and net increased selling, general and administrative expenses primarily due to increases in stock compensation expense, incentive bonus accrual, and increased costs related to the annual shareholder meeting. These increases to net income were partially offset by increased cost of revenues due to decreased margins on selective disposable supplies and increased labor servicing expenses on pump demand and decreased income tax benefit from prior year.

Conference Call

The Company will conduct a conference call for investors on Tuesday, November 13, 2018 at 9:00 a.m. Eastern Time to discuss third quarter results. Richard DiIorio, Chief Executive Officer, and Gregory Schulte, Chief Financial Officer, will discuss the Company’s financial performance and answer questions from the financial community. The conference call may also include a discussion of Company developments, forward-looking statements and other material information about business and financial matters. To participate in this call, please dial in toll-free (833) 366-1127 or (412) 902-6773. Additionally, a Web replay will be available on the Company’s website for 90 days or by calling (877) 344-7529 or (412) 317-0088, confirmation code 10126158, through November 20, 2018.

Non-GAAP Measures

This press release contains information prepared in conformity with GAAP as well as non-GAAP financial information. The Company believes that the non-GAAP financial measures presented in this press release provide useful information to the Company's management, investors, and other interested parties about the Company's operating performance because they allow them to understand and compare the Company's operating results during the current periods to the prior year periods in a more consistent manner. It is management’s intent to provide non-GAAP financial information in order to enhance readers’ understanding of its consolidated financial information as prepared in accordance with GAAP. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. Each non-GAAP financial measure and the corresponding GAAP financial measures are presented so as to not imply that more emphasis should be placed on the non-GAAP measure. The non-GAAP financial information presented may be determined or calculated differently by other companies. Additional information about non-GAAP financial measures and a reconciliation of those measures to the most directly comparable GAAP measures are included later in the appendixes attached in this release.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is a leading provider of infusion pumps and related services to hospitals, oncology practices and other alternate site healthcare providers. Headquartered in Madison Heights, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Massachusetts and Ontario, Canada. The Company’s stock is traded on the NYSE American LLC under the symbol INFU.

Forward-Looking Statements

The financial results in this press release reflect preliminary results, which are not final until the Company's Form 10-Q for the quarter ended September 30, 2018 is filed. In addition, certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “strategy,” “future,” “likely,” variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements include statements relating to future actions, business plans, objectives and prospects, future operating or financial performance, including the preliminary financial results contained in this press release. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, the potential changes in overall healthcare reimbursement, including Centers for Medicaid and Medicare Services (“CMS”) competitive bidding and fee schedule reductions, sequestration, concentration of customers, increased focus on early detection of cancer, competitive treatments, dependency on Medicare Supplier Number, availability of chemotherapy drugs, global financial conditions, changes and enforcement of state and federal laws, natural forces, competition, dependency on suppliers, risks in acquisitions & joint ventures, U.S. Healthcare Reform, relationships with healthcare professionals and organizations, technological changes related to infusion therapy, the Company’s ability to implement information technology improvements and to respond to technological changes, dependency on websites and intellectual property, the ability of the Company to successfully integrate acquired businesses, dependency on key personnel, dependency on banking relations and the ability to comply with Credit Facility covenants, and other risks associated with its common stock, as well as any litigation to which the Company may be involved in from time to time; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2017 and in other filings made by the Company from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q. Our annual report on Form 10-K is available on the SEC’s EDGAR website at www.sec.gov, and a copy may also be obtained by contacting the Company. All forward-looking statements made in this press release speak only as of the date hereof. We do not intend, and do not undertake any obligation, to update any forward-looking statements to reflect future events or circumstances after the date of such statements, except as required by law.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	As of
	September 30,	December 31,
(in thousands, except share data)	2018	2017

ASSETS
Current assets:
Cash and cash equivalents	$3,882	$3,469
Accounts receivable, less allowance for doubtful accounts of $5,769 and $6,514 at September 30, 2018 and December 31, 2017, respectively	10,043	11,385
Inventories	1,985	1,764
Other current assets	1,303	1,049
Total Current assets	17,213	17,667
Medical equipment held for sale or rental	2,214	1,567
Medical equipment in rental service, net of accumulated depreciation	21,932	23,369
Property & equipment, net of accumulated depreciation	1,494	1,633
Intangible assets, net	21,002	24,514
Other assets	137	131
Total assets	$63,992	$68,881
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,059	$5,516
Capital lease liability, current	101	505
Current portion of long-term debt	4,775	3,039
Other current liabilities	2,727	3,414
Total current liabilities	14,662	12,474
Long-term debt, net of current portion	28,661	25,352
Capital lease liability, long-term	-	33
Deferred income taxes	62	62
Other long-term liabilities	-	7
Total liabilities	$43,385	$37,928
Stockholders’ equity:
Preferred stock, $.0001 par value: authorized 1,000,000 shares; none issued	-	-
Common stock, $.0001 par value: authorized 200,000,000 shares; issued and outstanding 23,050,984 and 19,565,091, respectively, as of September 30, 2018 and 22,978,398 and 22,780,738, respectively, as of December 31, 2017	2	2
Additional paid-in capital	83,058	92,584
Retained deficit	(62,453)	(61,633)
Total Stockholders’ equity	20,607	30,953
Total liabilities and stockholders’ equity	$63,992	$68,881

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
(in thousands, except share and per share data)	September 30		September 30
	2018	2017	2018	2017
Net revenues:
Rentals	$13,773	$15,322	$42,246	$45,228
Product Sales	2,904	2,266	7,329	6,956
Net revenues	16,677	17,588	49,575	52,184

Cost of revenues:
Cost of revenues — Product, service and supply costs	4,896	4,452	14,180	13,612
Cost of revenues — Pump depreciation and disposals	2,233	2,095	6,221	6,541

Gross profit	9,548	11,041	29,174	32,031

Selling, general and administrative expenses:
Provision for doubtful accounts	-	1,274	-	4,456
Amortization of intangibles	1,160	1,384	3,512	4,182
Selling and marketing	2,323	2,262	6,950	7,443
General and administrative	6,160	5,561	18,423	18,451

Total selling, general and administrative	9,643	10,481	28,885	34,532

Operating (loss) income	(95)	560	289	(2,501)
Other expense:
Interest expense	(370)	(354)	(981)	(1,015)
Other expense	(9)	(8)	(19)	(111)
(Loss) income before income taxes	(474)	198	(711)	(3,627)
(Provision for) benefit from income taxes	(45)	(327)	(109)	914
Net loss	$(519)	$(129)	$(820)	$(2,713)

Net loss per share:
Basic and diluted	$(0.03)	$(0.01)	$(0.04)	$(0.12)
Weighted average shares outstanding:
Basic and diluted	20,672,688	22,755,976	22,043,213	22,725,806

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended
	September 30
(in thousands)	2018	2017
NET CASH PROVIDED BY OPERATING ACTIVITIES	$8,095	$4,102

INVESTING ACTIVITIES
Purchase of medical equipment and property	(4,962)	(2,829)
Proceeds from sale of medical equipment and property	2,900	3,518
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(2,062)	689

FINANCING ACTIVITIES
Principal payments on revolving credit facility, term loans and capital lease obligations	(5,048)	(35,769)
Cash proceeds from credit facility	9,660	28,317
Debt issuance costs	(27)	(38)
Common stock repurchased to satisfy statutory withholding on employee stock based compensation plans	(5)	(27)
Common stock repurchased as part of Repurchase Program	(10,291)	-
Cash proceeds from stock plans	91	131
NET CASH USED IN FINANCING ACTIVITIES	(5,620)	(7,386)

Net change in cash and cash equivalents	413	(2,595)
Cash and cash equivalents, beginning of period	3,469	3,398
Cash and cash equivalents, end of period	$3,882	$803

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

GAAP TO NON-GAAP RECONCILIATION

(UNAUDITED)

NET LOSS TO ADJUSTED EBITDA:
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2018	2017	2018	2017

GAAP net loss	$(519)	$(129)	$(820)	$(2,713)
Adjustments:
Interest expense	370	354	981	1,015
Income tax expense (benefit)	45	327	109	(914)
Depreciation	1,626	1,766	4,879	5,166
Amortization	1,160	1,384	3,512	4,182

Non-GAAP EBITDA	$2,682	$3,702	$8,661	$6,736

Stock related costs	288	132	679	450
Restatement Costs	-	-	-	28
Early termination fees for capital leases	-	(10)	-	292
Shareholder costs	87	-	234	200
Strategic alternatives and other costs	157	-	197	-
Exited facility costs	-	-	44	-
Management reorganization/transition costs	72	42	209	661
Non-GAAP Adjusted EBITDA	$3,286	$3,866	$10,024	$8,367

GAAP Net Revenues	$16,677	$17,588	$49,575	$52,184
Adjustments:
Bad Debt expense	1,467	-	4,804	-
Non-GAAP Adjusted Net Revenues	$18,144	$17,588	$54,379	$52,184
GAAP Gross Profit	9,548	11,041	29,174	32,031
Non-GAAP Adjusted EBITDA Margin	18.1%	22.0%	18.4%	16.0%

Non-GAAP Adjusted EBITDA Margin is defined as Non-GAAP Adjusted EBITDA as a percentage of Non-GAAP Adjusted Net Revenues.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

GAAP TO NON-GAAP RECONCILIATION

(UNAUDITED)

NET DEBT
	September 30,	December 31,	September 30,
(in thousands)	2018	2017	2017

Current Liabilities:
Capital lease liability	$101	$505	$584
Current portion of Long-term debt	4,775	3,039	2,849
Total Current Liabilities	4,876	3,544	3,433

Long-Term Liabilities:
Capital lease liability	-	33	101
Long-term debt	28,661	25,352	26,535
Total Long-term Liabilities	28,661	25,385	26,636
Total Current and Long-Term Liabilities - GAAP Debt	33,537	28,929	30,069
Adjustments:
Less: Cash and cash equivalents	(3,882)	(3,469)	(803)

Non-GAAP Total - Net Debt	$29,655	$25,460	$29,266